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                                                                    Exhibit 12.1
                                                                    ------------


               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                         Six Months
                                                           Ended                            Years Ended
                                                          June 30,                           December 31,
                                                          ---------    -----------------------------------------------------
                                                            2001         2000         1999       1998         1997      1996
                                                          ---------    ---------     ------    --------      -----     -----
                                                                                    (In Thousands)
EARNINGS
   Earnings (loss) before minority interest,
      income taxes, extraordinary items,
      amortization of capitalized interest,
      and net equity in undistributed earnings
      of subsidiaries                                     $ 215,305      135,675     17,127    (223,604)     6,490     6,571
   Add fixed charges (excluding portion capitalized)         26,819       62,606     42,475      40,302     22,786    24,419
                                                          ---------    ---------     ------    --------     ------    ------
   Earnings (loss) available for fixed charges            $ 242,124      198,281     59,602    (183,302)    29,276    30,990
                                                          =========    =========     ======    ========     ======    ======
FIXED CHARGES
   Interest cost and amortization of debt discount        $  25,493       62,966     40,873      38,986     21,403    23,307
   Portion of rental cost equivalent to interest
      (estimated to be one-third of rental cost)              2,152        3,677      2,650       2,028      1,756     1,462
                                                          ---------    ---------     ------    --------     ------    ------
   Total fixed charges                                    $  27,645       66,643     43,523      41,014     23,159    24,769
                                                          =========    =========     ======    ========     ======    ======
Ratio of earnings to fixed charges                              8.8          3.0        1.4          (1)       1.3       1.3
                                                          =========    =========     ======    ========     ======    ======


(1) The earnings for the year ended December 31, 1998 were inadequate to cover fixed charges. The coverage deficiency was $224,316,000.